UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2011
AMERICAN REPROGRAPHICS COMPANY
(Exact name of registrant as specified in its charter)

STATE OF DELAWARE	001-32407	20-1700361

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1981 N. Broadway, Suite 385, Walnut Creek, California	94596

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (925) 949-5100
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	Compensatory Arrangements of Certain Officers.

Amended and Restated Executive Employment Agreements
On March 21, 2011, American Reprographics Company (the “Company”) entered into amended and restated executive employment agreements with each of the following executive officers:
•	Kumarakulasingam Suriyakumar, President and Chief Executive Officer.

The Company entered into an amended and restated employment agreement with Mr. Suriyakumar, the Company’s President and Chief Executive Officer (the “CEO Amended Employment Agreement”), effective February 9, 2011 through and including February 9, 2014. Under his amended employment agreement, Mr. Suriyakumar is entitled to receive an annual base salary of $950,000; provided, however, that from the effective date through the end of fiscal year 2011, Mr. Suriyakumar’s annual base salary will be reduced by 25%, payable $700,000 in cash and $12,500 in shares of restricted stock of the Company.

The same bonus structure under Mr. Suriyakumar’s prior employment agreement is maintained under the amended employment agreement, which bonus structure is based on year-over-year growth of the Company’s pre-tax earnings per share. Under the amended employment agreement, however, Mr. Suriyakumar’s annual incentive bonus is capped at $4,000,000 per year during the term of the agreement (plus any amount that is unearned in prior years). Any annual incentive bonus to Mr. Suriyakumar under his amended employment agreement is payable 70% in cash and 30% in shares of restricted stock of the Company.

•	Rahul Roy, Chief Technology Officer.

The Company entered into an amended and restated employment agreement with Mr. Roy, the Company’s Chief Technology Officer (the “CTO Amended Employment Agreement”), effective March 31, 2011 through and including March 31, 2014. Under his amended employment agreement, Mr. Roy is entitled to receive an annual base salary of $500,000; provided, however, that from the effective date through the end of fiscal year 2011, Mr. Roy’s annual base salary will be reduced by 10%.

Under the CTO Amended Employment Agreement, Mr. Roy continues to be eligible to receive an annual incentive bonus of up to 80% of his annual base salary, payable in cash or Company Common Stock, at Mr. Roy’s option.

•	Dilantha Wijesuriya, Chief Operating Officer.

In connection with Mr. Wijesuriya’s previously-disclosed appointment as the Company’s Chief Operating Officer, the Company entered into an amended and restated employment with Mr. Wijesuriya (the “COO Amended Employment Agreement”), effective February 25, 2011 through and including February 25, 2014. Under his amended employment agreement, Mr. Wijesuriya is entitled to receive an annual base salary of $350,000; provided, however, that from the effective date through the end of fiscal year 2011, Mr. Wijesuriya’s annual base salary will be reduced by 15%.

Under Mr. Wijesuriya’s amended employment agreement, he is eligible to receive an annual incentive bonus of up to 100% of his annual base salary, payable in cash. Mr. Wijesuriya is also entitled to receive annual long-term equity incentive awards under his amended and restated employment agreement, payable in the form of an annual stock option grant valued at $200,000.

Equity Awards
On March 15, 2011, the Compensation Committee approved equity awards to the following executive officers:
•	A grant of 1,444 shares of restricted stock to Kumarakulasingam Suriyakumar, the Company’s President and Chief Executive Officer, as a component of his 2011 base salary pursuant to the CEO Amended Employment Agreement, at a price per share of $8.66, which was the closing price of the Company’s common stock on the New York Stock Exchange on the date the restricted stock was granted. Assuming Mr. Suriyakumar’s continued employment with the Company, the shares of restricted stock will vest 25% on each of the first four anniversaries of the date of grant, and is otherwise subject to the terms of the Company’s standard form of restricted stock award agreement, under its 2005 Stock Plan, as amended.

•	A grant to Mr. Wijesuriya, the Company’s Chief Operating Officer, as an annual long-term incentive award pursuant to the COO Amended Employment Agreement, of an option to purchase 45,249 shares of the Company’s common stock under the Company’s 2005 Stock Plan, as amended. The exercise price of the option is $8.66, which was the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant. Assuming Mr. Wijesuriya’s continued employment with the Company, the shares subject to the stock option will vest 25% on each of the first four anniversaries of the date of grant, and is otherwise subject to the terms of the Company’s standard form of stock option agreement under its 2005 Stock Plan, as amended.
The foregoing summaries of each of the CEO Amended Employment Agreement, the CTO Amended Employment Agreement and the COO Amended Employment Agreement are not complete descriptions of the terms of each such agreement and are qualified by reference to the full text of such agreements, which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement, dated March 21, 2011, by and between American Reprographics Company and Kumarakulasingam Suriyakumar
10.2	Amended and Restated Executive Employment Agreement, dated March 21, 2011, by and between American Reprographics Company and Rahul Roy
10.3	Amended and Restated Executive Employment Agreement, dated March 21, 2011, by and between American Reprographics Company and Dilantha Wijesuriya

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2011	AMERICAN REPROGRAPHICS COMPANY
	By:	/s/Kumarakulasingam Suriyakumar
Kumarakulasingam Suriyakumar
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement, dated March 21, 2011, by and between American Reprographics Company and Kumarakulasingam Suriyakumar
10.2	Amended and Restated Executive Employment Agreement, dated March 21, 2011, by and between American Reprographics Company and Rahul Roy
10.3	Amended and Restated Executive Employment Agreement, dated March 21, 2011, by and between American Reprographics Company and Dilantha Wijesuriya